Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

February 4, 2026

Fundrise eREIT, LLC c/o Fundrise, LLC 11 Dupont Circle NW, 9th Floor Washington, D.C. 20036

Re:	Securities Being Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (as amended or supplement, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Fundrise eREIT, LLC, a Delaware limited liability company (the “Company”), of up to 65,474,819 common shares of the Company (the “Shares”). The Shares are being issued to the shareholders of each of Fundrise Equity REIT, LLC, a Delaware limited liability company (“Equity REIT”); Fundrise East Coast Opportunistic REIT, LLC, a Delaware limited liability company (“East Coast REIT”); Fundrise Growth eREIT II, LLC, a Delaware limited liability company (“Growth eREIT II”); Fundrise Growth eREIT III, LLC, a Delaware limited liability company (“Growth eREIT III”); Fundrise Midland Opportunistic REIT, LLC, a Delaware limited liability company (“Midland REIT”), Fundrise West Coast Opportunistic REIT, LLC, a Delaware limited liability company (“West Coast REIT”), and Fundrise Development eREIT, LLC, a Delaware limited liability company (“Development eREIT” and, together with Equity REIT, East Coast REIT, Growth eREIT II, Growth eREIT III, Midland REIT and West Coast REIT, the “Fundrise Merger Entities”), pursuant to the mergers (the “Mergers”) contemplated by that certain Agreement and Plan of Merger, by and among the Company and the Fundrise Merger Entities, which we have assumed will be executed by the parties thereto substantially in the form that is included as Exhibit 2.1 to the Registration Statement (the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware Limited Liability Company Act.

Based on the foregoing, we are of the opinion that upon issuance and delivery by the Company in exchange for the outstanding common shares of the Fundrise Merger Entities in accordance with the terms of the Merger Agreement, the Shares will be validly issued and holders of the Shares will have no obligation to make any further payments for the purchase of the Shares or contributions to the Company solely by reason of their ownership of the Shares.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Fundrise eREIT, LLC

February 4, 2026

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP